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ALTERA BOARD INCREASES SHARE REPURCHASE AUTHORIZATION

San Jose, Calif., August 28, 2013 - Altera Corporation (NASDAQ: ALTR) today announced that its board of directors has increased the company's share repurchase authorization by an additional 30.0 million shares. Combined with the board's previous authorization, there are now 41.1 million shares, representing approximately 13 percent of shares outstanding, authorized for repurchase. Under the repurchase program, which was previously approved by the board of directors, shares may be purchased in the open market from time to time at the discretion of the company's management. Management believes that this authorization is sufficient to support the company's share repurchase objectives through mid-2015.

Altera intends to fund the share repurchases through its cash on hand, cash generated from operations and by adding additional debt to its capital structure, while maintaining its investment grade profile.

Forward-Looking Statements
Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," “believes,” “plan” or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, statements regarding the company's share repurchase authorization being sufficient to support the company's share repurchase objectives through mid-2015 and the company's plan to add additional debt, while maintaining its investment grade profile. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, the company's stock price and prevailing market conditions, the company's cash balance, the amount of cash generated from operations and the company's access to debt on acceptable terms, customer inventory levels, vertical market mix, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera
Altera® programmable solutions enable designers of electronic systems to rapidly and cost effectively innovate, differentiate and win in their markets. Altera offers FPGAs, SoCs, CPLDs, ASICs and complementary technologies, such as power management, to provide high-value solutions to customers worldwide. Follow Altera via Facebook, Twitter, LinkedIn, Google+ and RSS, and subscribe to product update emails and newsletters. Visit www.altera.com.

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